Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:

Douglas L. Cox

Executive Vice President

Chief Financial Officer

Opinion Research Corporation

609-452-5274

OPINION RESEARCH REPORTS RESULTS FOR THE FIRST QUARTER OF 2005

PRINCETON, N.J. – April 27, 2005 – Opinion Research Corporation (NASDAQ: ORCI), today announced financial results for the first quarter ended March 31, 2005.

Revenues

Revenues for the quarter were $48.9 million versus $48.0 million in the prior year’s first quarter. Social research revenues were up over 9% to $33.9 million versus $30.9 million in last year’s first quarter. Market research revenues totaled $13.0 million versus $13.4 million in the prior year’s first quarter. Teleservices revenues were $2.1 million versus $3.6 million in last year’s first quarter.

Income

Net income for the quarter was $142,000, or $0.02 per diluted share, versus net income of $938,000, or $0.15 per diluted share, in last year’s first quarter. Net income for the first quarter was impacted by $776,000, or $0.12 per diluted share, net of tax benefits, for previously announced refinancing charges.

The income tax provision in both periods is higher than statutory rates due to the fact that we are not deriving tax benefits from non-US and state losses.

Business Outlook

Summarizing the quarter’s results, Chairman and CEO, John F Short, said, “We believe that the outlook for our market research business continues to improve, based on increased new business bookings and backlog, and we expect continued good performance from our social research business, our largest segment. In the quarter, we experienced disappointing results in our teleservices segment which we expect will improve during the course of the year.”

The company expects revenues in 2005 to be between $200 and $205 million, net income to be between $4.2 and $4.7 million and diluted earnings per share to be between $0.62 and $0.70. These net income and earnings per share expectations include the benefit of the reduced interest expense from our refinancing and the one-time refinancing charges, but do not include the impact of a potential common stock offering in 2005.

The statements above concerning the company’s business outlook for 2005 are based on current expectations. These statements are forward-looking and actual results may differ materially. See “Forward-looking Statements” below.

About Opinion Research Corporation

Founded in 1938, Opinion Research Corporation provides health and demographic research for government agencies, commercial market research, information services, teleservices and consulting. The company is a pioneering leader in the science of market and social research and has built a worldwide data-collection network. Further information is available at www.opinionresearch.com.

Forward-looking Statements

This release contains, within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995, forward-looking statements that are based on management’s beliefs and assumptions, current expectations, estimates and projections. Many of the factors that will determine the company’s financial results are beyond the ability of the company to control or predict. These statements are subject to risks and uncertainties, including general economic conditions, the loss of one or more of our large clients, the impact of litigation and the impact of a common stock offering; therefore, actual results may materially differ. Other important factors and risks that may affect future results are described in the company’s filings with the Securities and Exchange Commission, copies of which are available upon request from the company. The company disclaims any obligation to update any forward-looking statements whether as a result of new information, future events, or otherwise.

OPINION RESEARCH CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands, except share and per share amounts)

	For The Three Months Ended March 31,
	2004	2005
Revenues	$47,961	$48,938
Cost of revenues, exclusive of depreciation	33,718	34,841

Gross profit	14,243	14,097

Selling, general and administrative expenses	9,898	10,645
Depreciation and amortization	942	969

Operating income	3,403	2,483

Interest and other non-operating expenses, net	1,599	2,223

Income before provision for income taxes	1,804	260

Provision for income taxes	866	118

Net income	$938	$142

Net income per common share:
Basic	$0.15	$0.02

Diluted	$0.15	$0.02

Weighted average shares outstanding:
Basic	6,148,927	6,404,723
Diluted	6,334,952	6,605,578

OPINION RESEARCH CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

	31-Mar-05	31-Dec-04
Assets

Current assets:
Cash and equivalents	$921	$467
Accounts receivable	25,065	26,001
Allowance for doubtful accounts	(65)	(93)
Unbilled services	18,828	17,986
Prepaid expenses and other current assets	4,550	3,672

Total current assets	49,299	48,033

Non-current assets:
Fixed assets, net of depreciation	10,158	10,105
Goodwill	32,702	32,748
Other intangibles, net of amortization	361	421
Other non-current assets	6,334	6,376

Total non-current assets	49,555	49,650

Total assets	$98,854	$97,683

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$6,201	$6,254
Accrued expenses	9,215	9,191
Deferred revenues	4,788	4,344
Short-term borrowings	3,000	2,000
Other current liabilities	4,090	2,823

Total current liabilities	27,294	24,612

Long-term borrowings	38,593	40,286
Other liabilities	1,545	1,542

Redeemable equity	8,900	8,900

Total stockholders’ equity	22,522	22,343

Total liabilities and stockholders’ equity	$98,854	$97,683

OPINION RESEARCH CORPORATION AND SUBSIDIARIES

Segment Information

(in thousands)

	US Market Research	UK Market Research	Teleservices	Social Research	Total Segments	Other	Consolidated
Three months ended March 31, 2004:

Revenues from external customers	$6,315	$5,920	$3,608	$30,933	$46,776	$1,185	$47,961
Operating income (loss)	(516)	213	390	3,339	3,426	(23)	3,403
Interest and other non-operating expenses, net							1,599
Income before provision for income taxes							1,804

Three months ended March 31, 2005:

Revenues from external customers	$6,504	$5,437	$2,079	$33,858	$47,878	$1,060	$48,938
Operating income (loss)	(566)	(28)	(393)	3,641	2,654	(171)	2,483
Interest and other non-operating expenses, net							2,223
Income before provision for income taxes							260